EXHIBIT 99.5

TPT Global Tech, Inc. Enters into Acquisition Agreement with Broadband Infrastructure, Inc., a Fiber Optic Construction Company located in South Carolina

SAN DIEGO, CA / ACCESSWIRE / August 1, 2023 / TPT Global Tech, Inc. (OTCBB:TPTW) www.tptglobaltech.com, a leading technology company located in San Diego, CA, announces that it has entered into an Acquisition Agreement for100% of the outstanding shares of Broadband Infrastructure, Inc. (BII), a builder of fiber optic infrastructure for telecom carriers and government agencies throughout the country. The Acquisition Agreement, with a total acquisition price of $9 million, comprises $6 million in a Promissory Note and $3 million in TPT Global Tech's Series E Preferred Stock. The Promissory Note may be paid from proceeds raised from the Company's existing Reg. A capital raise or an S-1 Registered Offering in conjunction with a capital raise and listing on a major U.S. Stock Exchange. The Form of Promissory Note shall be provided during the due diligence period but is subject to a security agreement on the assets being acquired. The Series E Preferred Stock is convertible into common stock at a 25% discount to market with an automatic conversion upon the Company uplisting to a major U.S. Stock Exchange. The closing is set no later than September 30, 2023, but may be extended. Closing is to include such that BII will be debt free except for an SBA loan outstanding for $500,000. Closing is subject to delivery of a) a valuation to which purchase price may be adjusted; and b) audits having been completed by the Company's auditors.

Broadband Infrastructure, Inc. has solidified its reputation as a trusted partner for telecom carriers and government agencies, exemplified by its extensive experience in designing, constructing, and maintaining fiber networks. Their commitment to delivering high-quality, reliable, and high-speed connectivity has earned them a prominent position in the broadband infrastructure sector.

The acquisition of BII would be a significant milestone in TPT Global Tech's growth and expansion plans. By incorporating BII's expertise, TPT Global Tech aims to strengthen its presence in the Southeast while enhancing its Smart City developments and wireless broadband services nationwide.

"Broadband Infrastructure Inc. has a proven track record as a renowned builder of fiber infrastructure throughout the country. Their expertise aligns seamlessly with our vision of delivering cutting-edge technology solutions," said Stephen J. Thomas III the CEO of TPT Global Tech. "This strategic acquisition empowers us to expand our capabilities, providing innovative connectivity solutions to our valued clients, while it also may also help us qualify for an uplisting to a major U.S. stock exchange."

Broadband Infrastructure, Inc.'s financial performance includes an unaudited revenue YTD 2023 of $6.3 million and pretax income of $1.3. for 2023. Unaudited revenue for 2022 was $17.5 million with pretax income of $.76 million. These numbers are subject to audit confirmation.

TPT Global Tech is committed to maintaining BII's exceptional service standards and reinforcing its long-standing partnerships with telecom carriers and government agencies. Moreover, the acquisition strategically aligns with TPT Global Tech's Smart City initiatives, creating intelligent and connected urban environments that embrace innovative technologies for sustainable urban development.

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The acquisition also strengthens TPT Global Tech's commitment to providing seamless wireless broadband services throughout the United States. BII's proficiency in building fiber infrastructure to connect cell towers enhances TPT Global Tech's ability to deliver reliable wireless broadband solutions to businesses, government agencies, and residents nationwide.

About TPT Global Tech, Inc.

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptgloabltech.com.

For media or Investment inquiries, please contact: Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.

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